Exhibit 10.3

First Midwest Bancorp, Inc.

SHORT TERM INCENTIVE COMPENSATION PLAN

PLAN DOCUMENT

Revised February 22, 2012

FIRST MIDWEST BANCORP, INC.

SHORT TERM INCENTIVE COMPENSATION PLAN

PLAN DOCUMENT

FIRST MIDWEST BANCORP, INC. (“COMPANY”)

SHORT TERM INCENTIVE COMPENSATION PLAN

PLAN SPECIFICATIONS AND PROCEDURES

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1.	Concept

The Short Term Incentive Compensation Plan (the “Plan”) is intended to be an annual incentive plan for key managers and employees of the Company where Target Awards are established and communicated to each participant each Plan year.  Based on the level of achievement of predetermined performance goals for both the Company and the individual participants, an amount less than or greater than the Target Award can be earned.

2.	Eligibility and Participation

Participation in the Plan will be limited to key managers and employees of the Company as determined by the Compensation Committee of the Board of Directors of First Midwest Bancorp, Inc. (the “Compensation Committee”) from time to time.

3.	Award Scale

Each Plan year payout amounts shall be set for each performance metric designated by the Compensation Committee (see Section 4 and Section 6) based on a graduated scale that includes “Minimum”, “Target” and “Maximum” performance levels and corresponding bonus payment levels, with “Target” performance being the level at which a participant will earn 100% of his or her award.  Target Awards will be expressed as a percentage of base salary earned during the Plan year (excluding overtime, where applicable, and any other components of compensation).  Based on the achievement of the predetermined performance goals set for the Plan year, an amount less than or greater than the “Target” award can be earned.

4.	Company Performance Categories and Measurement

Company performance categories, metrics and measurements for the each Plan year will be determined by the Compensation Committee in its discretion.  Notwithstanding the forgoing, the Compensation Committee may in its discretion modify any payouts of awards (upwards or downwards) to be granted under the Plan to insure plan objectives are met taking into consideration any factors it deems necessary or appropriate.

5.	Reserved

6.	Individual Performance Measurements

Individual performance will be based on the achievement of predetermined performance standards as determined by each participant’s supervisor.  Such performance standards should primarily consider the participant’s area of responsibility (where the participant is responsible for management of a department, division, banking center or other business unit) or the participant’s individual performance (where such participant has little or no management responsibilities).

The individual performance standards may consider:

•	Supportive of the Company’s Mission Statement;
•	Varied in scope and complexity in relation to the participant’s level of responsibility within the Company; and
•	Controllable by the participant.

For each Plan year the portion of a participant’s “Target” award attributable to individual performance will be determined by the Compensation Committee in its discretion and be based upon the Supervisor’s recommended percentage, within the parameters established by the participant’s performance rating level.  The performance rating (Far Exceeds Expectations, Exceeds Expectations, Meets Expectations, Meets conditionally and Does Not Meet Expectations), used to determine this portion of a Participant’s award must be the same as the evaluator’s “Overall Performance Rating” as indicated on the First Midwest Performance Evaluation Form.  Any participant who receives an overall performance rating of “Meets conditionally or Does Not Meet Expectations” will also experience a reduction in that participant’s company performance award as described in Section 4.

7.	Minimum Performance Levels

For each Plan year, the Compensation Committee in its discretion may determine any minimum level of performance for any performance metric required for awards.

8.	Calculation of a Participant’s Award

For each Plan year, the award payable to each participant shall be calculated based upon the results of each performance metric designated by the Compensation Committee (see Section 4 and 6) based on the graduated scale approved by the Compensation Committee (see Section 3).  As described in Section 6, a reduction in the calculated awards for company performance will be made for participants receiving a Meets conditionally or Does Not Meet Expectations as his or her individual performance rating.

9.	Discretionary Awards

The purpose of the Plan is to reward key managers and employees of the Company based upon the level of achievement of predetermined performance goals.  Accordingly, the Company has provided, within the structure of the Plan, a mechanism to reward certain outstanding employees for their individual contribution, in addition to their Plan-calculated awards.  Discretionary, awards shall be based upon the recommendation of the Chief Executive Officer for his direct reports, and at the recommendation of the Compensation Committee for our Chief Executive Officer.

10.	Effect of Termination of Employment on Award Payment

Termination of employment prior to payment of an award under the Plan (which will generally occur in mid-February following the end of each Plan year), even if it occurs after the Plan year-end, will result in forfeiture of the award.

11.	Maximum Amount of Awards Paid in a Plan Year

The awards earned by participants will generally be paid in accordance with the terms of the Plan as described above.  However, the Compensation Committee may in its discretion establish a maximum aggregate dollar amount of awards paid under the Plan in any year, regardless of the aggregate awards calculated based upon the level of performance in any of the categories described above.  If the aggregate Plan awards in any year exceed such amount, a reduction in aggregate Plan awards may be directed by the Committee.